Exhibit 99.1
OPKO Invests in Biotechnology Company Developing Human Antibody Library
MIAMI, June 11, 2009 – OPKO Health, Inc. (NYSE AMEX: OPK) announced that it has made an investment in Sorrento Therapeutics, Inc., a privately held biotechnology company based in San Diego with a proprietary platform technology for the generation of fully human monoclonal antibodies. In exchange for the investment, OPKO acquired approximately one-third of the outstanding common shares of Sorrento and received a fully-paid, exclusive license to the Sorrento antibody library for the discovery and development of therapeutic antibodies in the field of ophthalmology.
“The therapeutic antibody market is experiencing a significant growth phase and is one of the fastest growing pharmaceutical market segments,” said Dr. Phillip Frost, OPKO’s Chairman and Chief Executive Officer. “OPKO is pleased to secure a stake in this cutting edge company.”
Further details of the agreement will be included in the company’s 8-K filing with the Securities and Exchange Commission.
About OPKO Health, Inc.
Miami-based OPKO is a specialty healthcare company. OPKO is developing a preclinical pipeline of novel agents for ophthalmic diseases and markets diagnostic systems that complement its therapeutic products. For more information visit the company’s website at www.opko.com.
About Sorrento Therapeutics, Inc.
Sorrento Therapeutics, Inc. provides a broad, generally applicable platform for the generation of fully human monoclonal antibodies based on its proprietary technology. Sorrento intends to become a leading technology provider and developer of fully human monoclonal antibodies for research, diagnostic and therapeutic use.
This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning, including statements regarding our product development efforts, our ability to develop a preclinical pipeline of novel agents for ophthalmic diseases, our ability to market diagnostic systems that complement our therapeutic products, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments, including that any of our products under development may fail, may not achieve the expected results or effectiveness and may not generate data that would support the approval or marketing of products for the indications being studied or for other indications. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.
Contact:
Steven D. Rubin
305-575-6015